Exhibit 99.1

Tech/Ops Sevcon Inc.
155 Northboro Road
Southborough, MA 01772
Telephone (508) 281 5510
News Release

For release: Immediately
For further information contact: Paul N. Farquhar

TECH/OPS SEVCON REPORTS THIRD QUARTER RESULTS

Southborough, Mass. July 28, 2009..... Tech/Ops Sevcon, Inc. (NASDAQ symbol TO) reported a third quarter net loss of $300,000, or $0.09 per share.

Third quarter fiscal 2009 compared to third quarter fiscal 2008

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Revenues in the third fiscal quarter were $4.1 million compared to $10.0 million last year. The 59% decrease in reported revenues was mainly due to a broad weakness in demand for the Company’s products as a result of substantially reduced output by manufacturers and customers due to the global economic situation. Lower shipment volumes decreased revenues by $5.6 million or 56%. The strength of the US Dollar against the Euro and the British Pound reduced reported revenues by $0.3 million, or 3%, compared to the third quarter of fiscal 2008.

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The Company has seen some stabilization in its markets which has led to a modest recovery in order intake in the past two months. In addition, new product introduction has led to customer gains in on road vehicle applications in the last quarter.

•	Gross margin was 36.5% compared to 32.1% for the same quarter last year. A combination of favorable currency effects, lower overheads and sales mix improved gross margins.

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Operating expenses were $1,557,000 lower than last year. Foreign currency fluctuations reduced reported operating spend by $318,000. Recurring operating expense was $539,000 lower in the third quarter compared to last year due to restructuring actions taken in the third fiscal quarter of 2008 and the second fiscal quarter of 2009. Also, in the third quarter of 2008, operating expenses included a restructuring charge of $700,000 relating to the closure of the Company’s residual manufacturing operation in the UK.

•	The Company recorded an operating loss for the third fiscal quarter of $569,000 compared to an operating loss of $391,000 in the same quarter last year.

•	Net loss for the third fiscal quarter was $300,000 compared to a net loss of $289,000 in the same quarter last year.

•	Fully diluted net loss per share was $0.09 in the third quarter of fiscal 2009 and also in the third quarter of fiscal 2008.

Nine months year-to-date 2009 compared to 2008

•	Revenue of $15.8 million was $15.0 million lower than last year; volumes shipped were 43% lower and currency fluctuations reduced reported revenue by a further 6%.

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The operating loss was $970,000, after reflecting a restructuring charge of $298,000 in the second quarter which was principally related to the reduction of 21 employees in response to the substantial fall in demand for the Company’s products. In the first nine months of fiscal 2008 there was an operating profit of $829,000 after a restructuring charge of $700,000 relating to the closure of the Company’s residual manufacturing operation in the UK.

•	Net loss for the first nine fiscal months was $734,000 compared to net income of $485,000 last year.

•	Fully diluted net loss per share was $0.23 in the first nine months of fiscal 2009 compared to fully diluted net income per share of $0.15 in fiscal 2008.

Tech/Ops Sevcon, Inc. is a world leader in the design, manufacture and marketing of microprocessor based controls for zero emission electric vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions, and to prolong the shift life of the vehicles’ batteries. Sevcon supplies customers throughout the world from its operations in the United Kingdom, the USA, France, and the Far East, and through an international dealer network. The Company's customers are manufacturers of industrial vehicles such as fork lift trucks, aerial lifts, mining vehicles and on-road hybrid, fuel cell and battery powered vehicles.

Third Quarter 2009 Financial Highlights (unaudited)
     (in thousands except per share data)

	Three months ended		Nine months ended

	June 27 2009	June 28 2008	June 27 2009	June 28 2008

Net sales	$4,060	$10,015	$15,770	$30,818

Operating (Loss) / Income	(569)	(391)	(970)	829

(Loss) / Income before income taxes	(496)	(444)	(1,124)	747

Net (Loss) / Income	$(300)	$(289)	$(734)	$485

Basic (Loss) / Income per share	$(.09)	$(.09)	$(.23)	$.15

Diluted (Loss) / Income per share	$(.09)	$(.09)	$(.23)	$.15

Cash dividend per share	$-	$.03	$-	$.09

Average shares outstanding	3,247	3,217	3,239	3,206

Summarized Balance Sheet Data

	(in thousands of dollars)
	June 27, 2009 (unaudited)	September 30, 2008 (derived from Audited statements)
Cash and cash equivalents	$193	$1,630
Receivables	3,529	7,087
Inventories	5,441	4,970
Prepaid expenses and other current assets	849	862
Total current assets	10,012	14,549
Long-term assets	5,310	5,206
Total assets	$15,322	$19,755

Current liabilities	$3,056	$6,277
Liability for pension benefits	283	378
Other long-term liabilities	50	54
Stockholders’ equity	$11,933	$13,046
Total liabilities and stockholders’ investment	$15,322	$19,755